Exhibit 5.1

September 19, 2007

LKQ Corporation
120 North LaSalle Street
Suite 3300
Chicago, IL  60602

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as securities counsel to LKQ Corporation, a Delaware corporation (the “Company”), in connection with the public offering by the Company, pursuant to the Company’s automatic shelf registration statement on Form S-3ASR (No. 333-133910), which was filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2006 (the “Registration Statement”), a related preliminary prospectus supplement filed with the Commission on September 5, 2007 (the “Preliminary Prospectus Supplement”), and a final prospectus supplement to be filed with the Commission on or about September 20, 2007, of up to 13,800,000 shares of the Company’s common stock, $.01 par value per share (the “Shares”), consisting of up to 11,800,000 Shares proposed to be issued and sold by the Company (the “Company Shares”), which includes up to 1,800,000 Shares which may be sold by the Company pursuant to an over-allotment option, and up to 2,000,000 Shares to be sold by certain of the stockholders of the Company (the “Selling Stockholder Shares”).

For the purpose of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of only the following documents: (a) Certificate of Incorporation and all Certificates of Amendment of the Company filed with the Secretary of State of the State of Delaware through the date of this opinion (collectively, the “Certificate of Incorporation”), (b) the bylaws of the Company, as amended, (c) pertinent resolutions of the Board of Directors and committees thereof of the Company, (d) a certificate or certificates of the Secretary of State of the State of Delaware, (e) certificates or letters of the Company and others, (f) the Registration Statement, (g) the Preliminary Prospectus Supplement, (h) the Underwriting Agreement dated on or about September 19, 2007 by and among the Company and the underwriters named therein (the “Underwriting Agreement”), and (i) such other documents as we have deemed necessary as a basis for the opinions set forth herein.  As to questions of fact material to this opinion, we have relied, to the extent we deemed such reliance appropriate, without investigation, on the documents referred to above.

In connection with this opinion, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; and (vi) the Shares have been or will be issued and sold in the manner stated in the Registration Statement.

Based upon the foregoing, we are of the opinion that:

1.             The Company Shares are legally authorized and, upon issuance and delivery thereof in accordance with the terms of the Underwriting Agreement, and the receipt by the Company of the purchase price therefor, will be legally issued, fully paid and non-assessable.

2.             The Selling Stockholder Shares are legally issued, fully paid and non-assessable.

The opinion and other matters in this letter are qualified in their entirety by, and subject to, the following:

i.              We express no opinion as to the laws of any jurisdiction other than the Included Laws.  For purposes of this opinion, the term “Included Laws” means the Laws of the State of Delaware that are, in our experience, normally applicable to the matters covered by our opinion, including the General Corporation Law of the State of Delaware, any applicable provisions of the Constitution of the State of Delaware, and applicable judicial decisions.  We do not express any opinions as to any other laws or the laws of any other jurisdiction.

ii.             This letter and the matters addressed herein are as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or entity, including governmental authorities (each such person or entity being a “Person”), or any other circumstance.  This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

We consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on September 20, 2007 in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.  Without our prior consent, this letter may not be quoted in whole or in part or otherwise referred to in any other document and may not be otherwise furnished or disclosed to or used by any other Person

Very truly yours,

/s/ Bell, Boyd & Lloyd LLP